EXHIBIT 10.21
SUMMARY OF COMPENSATION ARRANGEMENTS WITH DIRECTORS
     Our non-employee directors receive $85,000 in the form of restricted stock units on the date of each annual meeting of stockholders. They also receive $1,000 in cash plus expenses for each Board meeting or Committee meeting they attend.
     We pay our Lead Director an additional $7,500 in cash, our Chairman of the Audit/Finance and Investment Committee an additional $2,500 in cash, and our Chairman on the Leadership and Compensation Committee an additional $1,500 in cash.
     Mr. Albert, as our non-executive Chairman, receives the same compensation paid to non-employee directors plus an additional annual stipend of $50,000.
     Mr. Brooker, as our President and Chief Executive Officer, does not receive additional or special compensation for serving as a director. In addition, Mr. Brooker will be entitled to receive certain payments upon our change of control or his termination of employment.
     In March 2009, our board of directors established a new compensation policy for our directors. Effective as of the date of our 2009 annual stockholders meeting, our directors will receive an annual retainer of $50,000 in cash, payable in quarterly installments. Each director will continue to receive $1,000 in cash plus expenses for each Board meeting or Committee meeting they attend. In addition, the retainers paid to the chairmen of our board committees will remain unchanged.